EXHIBIT 16

                                August 27, 1997

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

         We were previously principal accountants for Interfoods of America, Inc. and, under the date of December 11, 1996, we reported on the consolidated financial statements of Interfoods of America, Inc. and subsidiaries as of and for the years ended September 30, 1996 and 1995. On August 27, 1997, our appointment as principal accountants was terminated. We have read Interfoods of America, Inc. statements included under Item 4 of its Form 8-K dated August 27, 1997, and we agree with such statements.

                              Very truly yours,

                              JAMES, PARKS, TSCHOPP & WHITCOMB, P.A.

                              Thomas R. Tschopp, C.P.A.
                              Principal

TRT/mbm